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                     June 28, 2023

       Kate Kelly
       Deputy General Counsel and Corporate Secretary
       Meta Platforms, Inc.
       1601 Willow Road
       Menlo Park, California 94025

                                                        Re: Meta Platforms,
Inc.
                                                            Form 10-Q for the
Quarterly Period Ended September 30, 2022
                                                            Filed October 26,
2022
                                                            File No. 001-35551

       Dear Kate Kelly:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael Kaplan, Esq.